Exhibit 99.1

3756 Central Avenue	NEWS RELEASE
Riverside, CA 92506
(951) 686-6060

PROVIDENT FINANCIAL HOLDINGS REPORTS
FOURTH QUARTER AND FISCAL YEAR 2025 RESULTS

Net Income of $1.63 million in the June 2025 Quarter, Down 12% from the Sequential
Quarter and Down 17% from the Comparable Quarter Last Year

Net Interest Margin of 2.94% in the June 2025 Quarter, Down Eight Basis Points from the
Sequential Quarter, Up 20 Basis Points from the Comparable Quarter Last Year

Loans Held for Investment of $1.05 Billion at June 30, 2025, Down 1%  from June 30, 2024

Total Deposits of $888.8 Million at June 30, 2025, virtually Unchanged from June 30, 2024

Non-Performing Assets to Total Assets Ratio of 0.11% at June 30, 2025, Improved from 0.20%
at June 30, 2024

Riverside, Calif. – July 28, 2025 – Provident Financial Holdings, Inc. (“Company”), NASDAQ GS: PROV, the holding company for Provident Savings Bank, F.S.B. (“Bank”), today announced earnings for the fourth quarter and fiscal year ended June 30, 2025.
The Company reported net income of $1.63 million, or $0.24 per diluted share (on 6.65 million average diluted shares outstanding), for the quarter ended June 30, 2025, down 17 percent from net income of $1.95 million, or $0.28 per diluted share (on 6.89 million average diluted shares outstanding), in the comparable period a year ago. The decrease was due primarily to a $587,000 decrease in non-interest income (primarily attributable to the absence of a $540,000 net unrealized gain on other equity investments recorded in the fourth quarter last year) and a $448,000 increase in non-interest expense (primarily attributable to higher salaries and employee benefits and other operating expenses), partly offset by a $431,000 increase in net interest income and a $152,000 increase in credit loss recoveries.
"The operating environment for Provident has improved over the course of fiscal 2025, although an increase in loan prepayments during the June quarter interrupted two consecutive quarters of loan portfolio growth,” stated Donavon P. Ternes, President and Chief Executive Officer of the Company. “Nonetheless, we have seen meaningful progress this year: our net interest margin has improved, deposit balances have stabilized, borrowings have declined for three consecutive quarters, and credit quality remains strong. We continue to actively repurchase shares under our stock buyback program and have maintained a consistent quarterly cash dividend. As we look ahead to the start of fiscal 2026, we are optimistic about the outlook and anticipate improving fundamentals, supported by stable general economic conditions and the potential return of an upwardly sloping yield curve,” concluded Ternes.
Return on average assets was 0.53 percent for the fourth quarter of fiscal 2025, compared to 0.59 percent in the third quarter of fiscal 2025 and 0.62 percent for the fourth quarter of fiscal 2024. Return on average stockholders’ equity for the fourth quarter of fiscal 2025 was 5.01 percent, compared to 5.71 percent for the third quarter of fiscal 2025 and 5.96 percent for the fourth quarter of fiscal 2024.
On a sequential quarter basis, the $1.63 million net income for the fourth quarter of fiscal 2025 reflects a 12 percent decrease from $1.86 million in the third quarter of fiscal 2025. The decrease was primarily attributable to a $330,000 decrease in net interest income (primarily due to lower net interest margin and lower interest-earning assets) and a $227,000 decline in credit loss recoveries, partly offset by a $236,000 decrease in non-interest expense (primarily attributable to a non-recurring $239,000 litigation settlement expense recorded in the third quarter). Diluted earnings per share for the fourth quarter of fiscal 2025 were $0.24 per share, down 14 percent from $0.28 per share in the third quarter of fiscal 2025.
For the fiscal year ended June 30, 2025, net income decreased $1.09 million, or 15 percent, to $6.26 million from $7.35 million in the comparable period last year. Diluted earnings per share for the fiscal year ended June 30, 2025 decreased 12 percent to $0.93 per share (on 6.76 million average diluted shares outstanding) from $1.06 per share (on 6.96 million average diluted shares outstanding) for the comparable period last year. The decrease was primarily attributable to a $2.25 million increase in non-interest expense (primarily due to an increase in salaries and employee benefits, equipment and other operating expenses) and a $410,000 decrease in non-interest income (primarily due to decreases in unrealized gain on other equity investments and card and processing fees), partly offset by a $603,000 increase in credit loss recoveries and a $546,000 increase in net interest income.
In the fourth quarter of fiscal 2025, net interest income increased $431,000 or five percent to $8.88 million from $8.45 million for the same quarter last year. The increase was due to a higher net interest margin, which rose 20 basis points to 2.94 percent from 2.74 percent in the same quarter last year, reflecting higher yields on interest-earning assets and a slight decline in funding costs. The average yield on interest-earning assets increased 16 basis points to  4.67 percent in the fourth quarter of fiscal 2025 from 4.51 percent in the same quarter last year, while average funding costs decreased six basis points to 1.91 percent  from 1.97 percent, primarily due to lower costs on borrowings and checking/money market deposits. These benefits were partially offset by a two percent decrease in the average balance of interest-earning assets, which totaled $1.21 billion in the fourth quarter of fiscal 2025, down from $1.23 billion in the same quarter last year, primarily due to decreases in investment securities and loans receivable.
Interest income on loans receivable increased $276,000, or two percent, to $13.10 million in the fourth quarter of fiscal 2025 from $12.83 million in the same quarter of fiscal 2024. The increase was due to a higher average loan yield, partly offset by a lower average loan balance. The average yield on loans receivable increased 13 basis points to 4.97 percent in the fourth quarter of fiscal 2025 from 4.84 percent in the same quarter last year. Adjustable-rate loans of approximately $116.6 million repriced upward in the fourth quarter of fiscal 2025 by approximately 26 basis points, from a weighted average rate of 6.91 percent to 7.17 percent. Net deferred loan cost amortization was $463,000 in the fourth quarter of fiscal 2025, up 59 percent from $291,000 in the same quarter last year. The average balance of loans receivable decreased $6.6 million, or one percent, to $1.05 billion in the fourth quarter of fiscal 2025 from $1.06 billion in the same quarter last year. Total loans originated for investment in the fourth quarter of fiscal 2025 were $29.4 million, up 58 percent from $18.6 million in the same quarter last year, while loan principal payments received in the fourth quarter of fiscal 2025 were $42.0 million, up 37 percent from $30.6 million in the same quarter last year.
Interest income from investment securities decreased $56,000, or 11 percent, to $446,000 in the fourth quarter of fiscal 2025 from $502,000 for the same quarter of fiscal 2024. This decrease was attributable to a lower average balance, partly offset by a higher average yield. The average balance of investment securities decreased $21.9 million, or 16 percent, to $113.6 million in the fourth quarter of fiscal 2025 from $135.5 million in the same quarter last year. The decrease in the average balance was due to scheduled principal payments and prepayments of investment securities. The average yield on investment securities increased nine basis points to 1.57 percent in the fourth quarter of fiscal 2025 from 1.48 percent for the same quarter last year. The increase in the average yield was primarily attributable to a lower premium amortization during the current quarter in comparison to the same quarter last year ($80,000 vs. $117,000) due to lower total principal repayments ($5.2 million vs. $5.9 million) and, to a lesser extent, the upward repricing of adjustable-rate mortgage-backed securities.
In the fourth quarter of fiscal 2025, the Bank received $209,000 in cash dividends from the Federal Home Loan Bank (“FHLB”) – San Francisco stock and other equity investments, unchanged from the same quarter last year, resulting in a lower average yield that was offset by a higher average balance. The average yield decreased 33 basis points to 8.12 percent in the fourth quarter of fiscal 2025 from 8.45 percent in the same quarter last year, while the average balance in the fourth quarter of fiscal 2025 was $10.3 million, up from $9.9 million in the same quarter of fiscal 2024.
Interest income from interest-earning deposits, primarily cash deposited at the Federal Reserve Bank (“FRB”) of San Francisco, was $342,000 in the fourth quarter of fiscal 2025, down $37,000 or 10 percent from $379,000 in the same quarter of fiscal 2024. The decrease was due to a lower average yield, partly offset by a higher average balance. The average yield earned on interest-earning deposits in the fourth quarter of fiscal 2025 was 4.40 percent, down 99 basis points from 5.39 percent in the same quarter last year. The decrease in the average yield was due to a lower average interest rate on the FRB’s reserve balances resulting from decreases in the targeted federal funds rate during the comparable periods. The average balance of the Company’s interest-earning deposits increased $2.9 million, or 10 percent, to $30.7 million in the fourth quarter of fiscal 2025 from $27.8 million in the same quarter last year.

Interest expense on deposits for the fourth quarter of fiscal 2025 was $2.98 million, an increase of $149,000 or five percent from $2.83 million for the same period last year. The increase was primarily attributable to higher rates paid on deposits, while the average balance remained virtually unchanged. The average cost of deposits was 1.33 percent in the fourth quarter of fiscal 2025, up six basis points from 1.27 percent in the same quarter last year, primarily due to a greater proportion of time deposits, including brokered certificates of deposit which carry higher interest rates. The average balance of deposits remained virtually unchanged at $898.5 million in the fourth quarter of fiscal 2025 from $898.4 million in the same quarter last year.
Transaction account balances, or “core deposits,” decreased $38.0 million, or six percent, to $576.5 million at June 30, 2025 from $614.5 million at June 30, 2024.  Time deposits increased $38.4 million, or 14 percent, to $312.3 million at June 30, 2025 from $273.9 million at June 30, 2024, due primarily to growth in retail time deposits. Brokered certificates of deposit totaled $131.0 million at June 30, 2025, down from $131.8 million at June 30, 2024. The weighted average cost of brokered certificates of deposit was 4.24 percent and 5.18 percent (including broker fees) at June 30, 2025 and June 30, 2024, respectively.
Interest expense on borrowings, primarily comprised of FHLB advances, decreased $397,000, or 15 percent, to $2.24 million during the fourth quarter of fiscal 2025, compared to $2.63 million for the same period last year. This decrease was due primarily to a $23.0 million, or 11 percent, decrease in average borrowings to $195.8 million, along with a 26-basis point decrease in average borrowing costs to 4.58 percent.
At June 30, 2025, the Bank had approximately $282.3 million of remaining borrowing capacity with the FHLB, an additional $142.5 million available through a borrowing facility with the Federal Reserve Bank of San Francisco, and an unused unsecured federal funds borrowing facility of $50.0 million with its correspondent bank. Total available borrowing capacity across all sources was approximately $474.8 million at June 30, 2025.
During the fourth quarter of fiscal 2025, the Company recorded a recovery of credit losses totaling $164,000, which included an $11,000 recovery related to unfunded loan commitment reserves. This compares to a $12,000 recovery of credit losses in the same quarter last year and a $391,000 recovery of credit losses in the third quarter of fiscal 2025 (sequential quarter). The recovery of credit losses recorded in the fourth quarter of fiscal 2025 was primarily attributable to the decline in loans held for investment balance and lower historical loss rates, compared to the prior quarter.
Non-performing assets, comprised solely of non-accrual loans secured by properties located in California, decreased $1.2 million, or 46 percent, to $1.4 million, representing 0.11 percent of total assets at June 30, 2025, compared to $2.6 million, or 0.20 percent, of total assets at June 30, 2024. At June 30, 2025, non-performing loans were comprised of seven single-family loans and one multi-family loan, compared to 10 single-family loans at June 30, 2024. At both dates, the Bank had no real estate owned and no loans 90 days or more past due that were still accruing interest. Additionally, no loan charge-offs occurred during the quarters ended June 30, 2025 and 2024.
Classified assets were $5.0 million at June 30, 2025, consisting of $1.1 million of loans in the special mention category and $3.9 million of loans in the substandard category. Classified assets. This compares to $5.8 million at June 30, 2024 were $5.8 million, consisting of $1.1 million of loans in the special mention category and $4.7 million of loans in the substandard category.
The allowance for credit losses on loans held for investment was $6.4 million, or 0.62 percent of gross loans held for investment, at June 30, 2025, down from $7.1 million, or 0.67 percent of gross loans held for investment, at June 30, 2024. The decrease in the allowance for credit losses was due primarily to improved qualitative factors related to the single-family residential collateral and lower historical loss rates. These improvements were partially offset by an increase in the single-family loan portfolio and a longer estimated average life of the loan portfolio, reflecting lower loan prepayment expectations as of June 30, 2025. Management believes, based on currently available information, the allowance for credit losses is sufficient to absorb expected losses inherent in loans held for investment at June 30, 2025.
Non-interest income decreased by $587,000, or 40 percent, to $880,000 in the fourth quarter of fiscal 2025 from $1.47 million in the same period last year, due primarily to the absence of a $540,000 net unrealized gain in the prior year’s quarter in connection with the VISA share conversion, not replicated this quarter. On a sequential quarter basis, non-interest income decreased $27,000, or three percent, primarily due to small decreases in loan servicing and other fees, deposit account fees and other non-interest income, partly offset by an increase in card and processing fees.
Non-interest expense increased $448,000, or six percent, to $7.62 million in the fourth quarter of fiscal 2025 from $7.17 million for the same quarter last year, primarily due to a $352,000 increase in salaries and employee benefits expenses and a $103,000 increase in other operating expenses. The higher salaries and employee benefits expenses were primarily due to increased compensation expenses, a higher accrual for the supplemental executive retirement plan, increased group insurance costs and higher equity incentive expenses, partly offset by a decrease in retirement plan benefit expenses. On a sequential quarter basis, non-interest expense decreased $236,000, or three percent, as compared to $7.86 million in the third quarter of fiscal 2025, due primarily to a $239,000 litigation settlement recorded in the third quarter of fiscal 2025 that did not recur this quarter.
The Company’s efficiency ratio, defined as non-interest expense divided by the sum of net interest income and non-interest income, in the fourth quarter of fiscal 2025 was 78.06 percent, an increase from 72.31 percent in the same quarter last year and 77.64 percent in the third quarter of fiscal 2025 (sequential quarter), reflecting higher operating costs relative to revenue generation.
The Company’s provision for income taxes was $680,000 for the fourth quarter of fiscal 2025, down 16 percent from $805,000 in the same quarter last year and down 15 percent from

$797,000 for the third quarter of fiscal 2025 (sequential quarter). The decrease during the current quarter compared to both the sequential quarter and same quarter last year was due to a decrease in pre-tax income. The effective tax rate in the fourth quarter of fiscal 2025 was 29.5 percent as compared to 29.2 percent in the same quarter last year and 30.0 percent for the third quarter of fiscal 2025 (sequential quarter).
The Company repurchased 76,104 shares of its common stock at an average cost of $15.00 per share during the quarter ended June 30, 2025. In fiscal 2025, the Company repurchased 285,170 shares of its common stock at an average cost of $15.04 per share. As of June 30, 2025, a total of 217,028 shares remained available for future purchase under the Company’s current repurchase program.
The Bank currently operates 13 retail/business banking offices in Riverside County and San Bernardino County (Inland Empire).
The Company will host a conference call for institutional investors and bank analysts on Tuesday, July 29, 2025 at 9:00 a.m. (Pacific) to discuss its financial results. The conference call can be accessed by dialing 1-800-715-9871 and referencing Conference ID number 7361828.  An audio replay of the conference call will be available through Tuesday, August 5, 2025 by dialing 1-800-770-2030 and referencing Conference ID number 7361828.
For more financial information about the Company please visit the website at www.myprovident.com and click on the “Investor Relations” section.

Safe-Harbor Statement

This press release contains statements that the Company believes are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to the Company’s financial condition, liquidity, results of operations, plans, objectives, future performance or business. You should not place undue reliance on these statements as they are subject to various risks and uncertainties. When considering these forward-looking statements, you should keep in mind these risks and uncertainties, as well as any cautionary statements the Company may make. Moreover, you should treat these statements as speaking only as of the date they are made and based only on information then actually known to the Company.

There are a number of important factors that could cause future results to differ materially from historical performance and these forward-looking statements. Factors which could cause actual results to differ materially from the results anticipated or implied by our forward-looking statements include, but are not limited to: adverse economic conditions in our local market areas or other markets where we have lending relationships; effects of employment levels, labor shortages, persistent inflation, recessionary pressures or slowing economic growth; changes in interest rate levels and the duration of such changes, including actions by the Board of Governors of the Federal Reserve Board (the “Federal Reserve”), which could adversely affect our revenues and expenses, the value of assets and obligations, and the availability and cost of capital and liquidity; the impact of inflation and monetary and fiscal policy responses thereto, and their impact on consumer and business behavior; the effects of a Federal government shutdown, debt ceiling standoff, or other fiscal policy uncertainty; credit risks of lending activities, including loan delinquencies, write-offs, changes in our allowance for credit losses (“ACL”), and provision for credit losses; increased competitive pressures, including repricing and competitors’ pricing initiatives, and their impact on our market position, loan, and deposit products; quality and composition of our securities portfolio and the impact of adverse changes in the securities markets; fluctuations in deposits; secondary market conditions for loans and our ability to sell loans in the secondary market; liquidity issues, including our ability to borrow funds or raise additional capital, if necessary; expectations regarding key growth initiatives and strategic priorities; the impact of bank failures or adverse developments at other banks and related negative press about the banking industry in general on investor and depositor sentiment; results of examinations of us by regulatory authorities, which may the possibility that any such regulatory authority may, among other things, institute a formal or informal enforcement action against us or our bank subsidiary which could require us to increase our ACL, write-down assets, change our regulatory capital position or affect our ability to borrow funds or maintain or increase deposits or impose additional requirements or restrictions on us, any of which could adversely affect our liquidity and earnings; the ability to adapt to rapid technological changes, including advancements in artificial intelligence, digital banking, and cybersecurity; legislative or regulatory changes, including but not limited to shifts in capital requirements, banking regulation, tax laws, or consumer protection laws; use of estimates in determining the fair value of assets, which may prove incorrect; vulnerabilities in information systems or third-party service providers, including disruptions, breaches, or attacks; geopolitical developments and international conflicts, including but not limited to tensions or instability in Eastern Europe, the Middle East, and Asia, or the imposition of new or increased tariffs and trade restrictions, which may disrupt financial markets, global supply chains, energy prices, or economic activity in specific industry sectors; staffing fluctuations in response to product demand or corporate implementation strategies; our ability to pay dividends on our common stock; environmental, social and governance goals; effects of climate change, severe weather events, natural disasters, pandemics, epidemics and other public health crises, acts of war or terrorism, domestic political unrest and other external events; and other factors described in the Company’s latest Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other reports filed with and furnished to the Securities and Exchange Commission (“SEC”), which are available on our website at www.myprovident.com and on the SEC’s website at www.sec.gov.

We do not undertake and specifically disclaim any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements whether as a result of new information, future events or otherwise. These risks could cause our actual results for fiscal 2026 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of us and could negatively affect our operating and stock price performance.

Contacts:	Donavon P. Ternes	Peter C. Fan
	President and	Senior Vice President and
	Chief Executive Officer	Chief Financial Officer

PROVIDENT FINANCIAL HOLDINGS, INC.
Condensed Consolidated Statements of Financial Condition
(Unaudited –In Thousands, Except Share and Per Share Information)

	June 30,	March 31,	December 31,	September 30,	June 30,
	2025	2025	2024	2024	2024
Assets
Cash and cash equivalents	$53,090	$50,915	$45,539	$48,193	$51,376
Investment securities - held to maturity, at cost with no allowance for credit losses	109,399	113,617	118,888	124,268	130,051
Investment securities - available for sale, at fair value	1,607	1,681	1,750	1,809	1,849
Loans held for investment, net of allowance for credit losses of $6,424, $6,577, $6,956, $6,329 and $7,065, respectively; includes $1,018, $1,032, $1,016, $1,082 and $1,047 of loans held at fair value, respectively	1,045,745	1,058,980	1,053,603	1,048,633	1,052,979
Accrued interest receivable	4,215	4,263	4,167	4,287	4,287
FHLB - San Francisco stock and other equity investments, includes $730, $721, $650, $565 and $540 of other equity investments at fair value, respectively	10,298	10,289	10,218	10,133	10,108
Premises and equipment, net	9,324	9,388	9,474	9,615	9,313
Prepaid expenses and other assets	11,935	11,047	11,327	10,442	12,237
Total assets	$1,245,613	$1,260,180	$1,254,966	$1,257,380	$1,272,200

Liabilities and Stockholders’ Equity
Liabilities:
Noninterest-bearing deposits	$83,566	$89,103	$85,399	$86,458	$95,627
Interest-bearing deposits	805,206	812,216	782,116	777,406	792,721
Total deposits	888,772	901,319	867,515	863,864	888,348

Borrowings	213,073	215,580	245,500	249,500	238,500
Accounts payable, accrued interest and other liabilities	15,223	14,406	13,321	14,410	15,411
Total liabilities	1,117,068	1,131,305	1,126,336	1,127,774	1,142,259

Stockholders’ equity:
Preferred stock, $.01 par value (2,000,000 shares authorized; none issued and outstanding)	—	—	—	—	—
Common stock, $.01 par value; (40,000,000 shares authorized; 18,229,615, 18,229,615, 18,229,615, 18,229,615 and 18,229,615 shares issued respectively; 6,577,718, 6,653,822, 6,705,691, 6,769,247 and 6,847,821 shares outstanding, respectively)	183	183	183	183	183
Additional paid-in capital	99,149	99,096	98,747	98,711	98,532
Retained earnings	212,403	211,701	210,779	210,853	209,914
Treasury stock at cost (11,651,897, 11,575,793, 11,523,924, 11,460,368, and 11,381,794 shares, respectively)	(183,207)	(182,121)	(181,094)	(180,155)	(178,685)
Accumulated other comprehensive income (loss), net of tax	17	16	15	14	(3)
Total stockholders’ equity	128,545	128,875	128,630	129,606	129,941
Total liabilities and stockholders’ equity	$1,245,613	$1,260,180	$1,254,966	$1,257,380	$1,272,200

PROVIDENT FINANCIAL HOLDINGS, INC.
Condensed Consolidated Statements of Operations
(Unaudited - In Thousands, Except Per Share Information)

	For the Quarter Ended		Fiscal Year Ended
	June 30,		June 30,
	2025	2024	2025	2024
Interest income:
Loans receivable, net	$13,102	$12,826	$52,543	$50,194
Investment securities	446	502	1,858	2,060
FHLB - San Francisco stock and other equity investments	209	209	845	802
Interest-earning deposits	342	379	1,378	1,674
Total interest income	14,099	13,916	56,624	54,730

Interest expense:
Checking and money market deposits	40	71	190	290
Savings deposits	144	105	500	313
Time deposits	2,798	2,657	10,536	9,063
Borrowings	2,235	2,632	9,929	10,141
Total interest expense	5,217	5,465	21,155	19,807

Net interest income	8,882	8,451	35,469	34,923
Recovery of credit losses	(164)	(12)	(666)	(63)
Net interest income, after recovery of credit losses	9,046	8,463	36,135	34,986

Non-interest income:
Loan servicing and other fees	120	142	419	337
Deposit account fees	256	278	1,112	1,154
Card and processing fees	354	381	1,265	1,384
Other	150	666	735	1,066
Total non-interest income	880	1,467	3,531	3,941

Non-interest expense:
Salaries and employee benefits	4,771	4,419	19,006	17,642
Premises and occupancy	886	945	3,634	3,586
Equipment	403	347	1,542	1,309
Professional	355	327	1,579	1,530
Sales and marketing	173	193	714	709
Deposit insurance premiums and regulatory assessments	172	184	740	780
Other	860	757	3,578	2,984
Total non-interest expense	7,620	7,172	30,793	28,540
Income before income taxes	2,306	2,758	8,873	10,387
Provision for income taxes	680	805	2,618	3,036
Net income	$1,626	$1,953	$6,255	$7,351

Basic earnings per share	$0.25	$0.28	$0.93	$1.06
Diluted earnings per share	$0.24	$0.28	$0.93	$1.06
Cash dividends per share	$0.14	$0.14	$0.56	$0.56

PROVIDENT FINANCIAL HOLDINGS, INC.
Condensed Consolidated Statements of Operations – Sequential Quarters
(Unaudited – In Thousands, Except Per Share Information)

	For the Quarter Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2025	2025	2024	2024	2024
Interest income:
Loans receivable, net	$13,102	$13,368	$13,050	$13,023	$12,826
Investment securities	446	459	471	482	502
FHLB - San Francisco stock and other equity investments	209	213	213	210	209
Interest-earning deposits	342	389	287	360	379
Total interest income	14,099	14,429	14,021	14,075	13,916

Interest expense:
Checking and money market deposits	40	46	51	53	71
Savings deposits	144	127	117	112	105
Time deposits	2,798	2,573	2,506	2,659	2,657
Borrowings	2,235	2,471	2,588	2,635	2,632
Total interest expense	5,217	5,217	5,262	5,459	5,465

Net interest income	8,882	9,212	8,759	8,616	8,451
(Recovery of) provision for credit losses	(164)	(391)	586	(697)	(12)
Net interest income, after (recovery of) provision for credit losses	9,046	9,603	8,173	9,313	8,463

Non-interest income:
Loan servicing and other fees	120	135	60	104	142
Deposit account fees	256	276	282	298	278
Card and processing fees	354	291	300	320	381
Other	150	205	203	177	666
Total non-interest income	880	907	845	899	1,467

Non-interest expense:
Salaries and employee benefits	4,771	4,776	4,826	4,633	4,419
Premises and occupancy	886	880	917	951	945
Equipment	403	417	379	343	347
Professional	355	386	412	426	327
Sales and marketing	173	181	187	173	193
Deposit insurance premiums and regulatory assessments	172	195	190	183	184
Other	860	1,021	883	814	757
Total non-interest expense	7,620	7,856	7,794	7,523	7,172
Income before income taxes	2,306	2,654	1,224	2,689	2,758
Provision for income taxes	680	797	352	789	805
Net income	$1,626	$1,857	$872	$1,900	$1,953

Basic earnings per share	$0.25	$0.28	$0.13	$0.28	$0.28
Diluted earnings per share	$0.24	$0.28	$0.13	$0.28	$0.28
Cash dividends per share	$0.14	$0.14	$0.14	$0.14	$0.14

PROVIDENT FINANCIAL HOLDINGS, INC.
Financial Highlights
(Unaudited - Dollars in Thousands, Except Share and Per Share Information)

	As of and For the
	Quarter Ended		Fiscal Year Ended
	June 30,		June 30,
	2025	2024	2025	2024
SELECTED FINANCIAL RATIOS:
Return on average assets	0.53%	0.62%	0.50%	0.57%
Return on average stockholders' equity	5.01%	5.96%	4.79%	5.62%
Stockholders’ equity to total assets	10.32%	10.21%	10.32%	10.21%
Net interest spread	2.76%	2.54%	2.74%	2.62%
Net interest margin	2.94%	2.74%	2.93%	2.78%
Efficiency ratio	78.06%	72.31%	78.96%	73.44%
Average interest-earning assets to average interest- bearing liabilities	110.41%	110.40%	110.38%	110.28%

SELECTED FINANCIAL DATA:
Basic earnings per share	$0.25	$0.28	$0.93	$1.06
Diluted earnings per share	$0.24	$0.28	$0.93	$1.06
Book value per share	$19.54	$18.98	$19.54	$18.98
Shares used for basic EPS computation	6,604,758	6,867,521	6,716,086	6,942,918
Shares used for diluted EPS computation	6,653,214	6,893,813	6,760,962	6,959,143
Total shares issued and outstanding	6,577,718	6,847,821	6,577,718	6,847,821

LOANS ORIGINATED FOR INVESTMENT:
Mortgage loans:
Single-family	$18,303	$10,862	$92,498	$40,920
Multi-family	9,343	4,526	25,115	22,112
Commercial real estate	1,017	1,710	3,777	9,757
Construction	725	1,480	725	1,480
Commercial business loans	—	—	550	1,250
Total loans originated for investment	$29,388	$18,578	$122,665	$75,519

PROVIDENT FINANCIAL HOLDINGS, INC.
Financial Highlights
(Unaudited - Dollars in Thousands, Except Share and Per Share Information)

	As of and For the
	Quarter	Quarter	Quarter	Quarter	Quarter
	Ended	Ended	Ended	Ended	Ended
	06/30/25	03/31/25	12/31/24	09/30/24	06/30/24
SELECTED FINANCIAL RATIOS:
Return on average assets	0.53%	0.59%	0.28%	0.61%	0.62%
Return on average stockholders' equity	5.01%	5.71%	2.66%	5.78%	5.96%
Stockholders’ equity to total assets	10.32%	10.23%	10.25%	10.31%	10.21%
Net interest spread	2.76%	2.82%	2.74%	2.66%	2.54%
Net interest margin	2.94%	3.02%	2.91%	2.84%	2.74%
Efficiency ratio	78.06%	77.64%	81.15%	79.06%	72.31%
Average interest-earning assets to average interest-bearing liabilities	110.41%	110.25%	110.52%	110.34%	110.40%

SELECTED FINANCIAL DATA:
Basic earnings per share	$0.25	$0.28	$0.13	$0.28	$0.28
Diluted earnings per share	$0.24	$0.28	$0.13	$0.28	$0.28
Book value per share	$19.54	$19.37	$19.18	$19.15	$18.98
Average shares used for basic EPS	6,604,758	6,679,808	6,744,653	6,833,125	6,867,521
Average shares used for diluted EPS	6,653,214	6,732,794	6,792,759	6,863,083	6,893,813
Total shares issued and outstanding	6,577,718	6,653,822	6,705,691	6,769,247	6,847,821

LOANS ORIGINATED FOR INVESTMENT:
Mortgage loans:
Single-family	$18,303	$22,163	$29,583	$22,449	$10,862
Multi-family	9,343	4,087	6,495	5,190	4,526
Commercial real estate	1,017	1,135	365	1,260	1,710
Construction	725	—	—	—	1,480
Commercial business loans	—	500	—	50	—
Total loans originated for investment	$29,388	$27,885	$36,443	$28,949	$18,578

PROVIDENT FINANCIAL HOLDINGS, INC.
Financial Highlights
(Unaudited - Dollars in Thousands)

	As of	As of	As of	As of	As of
	06/30/25	03/31/25	12/31/24	09/30/24	06/30/24
ASSET QUALITY RATIOS AND DELINQUENT LOANS:
Recourse reserve for loans sold	$23	$23	$23	$23	$26
Allowance for credit losses on loans held for investment	$6,424	$6,577	$6,956	$6,329	$7,065
Non-performing loans to loans held for investment, net	0.14%	0.13%	0.24%	0.20%	0.25%
Non-performing assets to total assets	0.11%	0.11%	0.20%	0.17%	0.20%
Allowance for credit losses on loans to gross loans held for investment	0.62%	0.62%	0.66%	0.61%	0.67%
Net loan charge-offs (recoveries) to average loans receivable (annualized)	—%	—%	—%	—%	—%
Non-performing loans	$1,414	$1,395	$2,530	$2,106	$2,596
Loans 30 to 89 days delinquent	$2	$199	$3	$2	$1

	Quarter	Quarter	Quarter	Quarter	Quarter
	Ended	Ended	Ended	Ended	Ended
	06/30/25	03/31/25	12/31/24	09/30/24	06/30/24
(Recovery) recourse provision for loans sold	$—	$—	$—	$(3)	$(5)
(Recovery of) provision for credit losses	$(164)	$(391)	$586	$(697)	$(12)
Net loan charge-offs (recoveries)	$—	$—	$—	$—	$—

	As of	As of	As of	As of	As of
	06/30/2025	03/31/2025	12/31/2024	09/30/2024	06/30/2024
REGULATORY CAPITAL RATIOS (BANK):
Tier 1 leverage ratio	10.11%	9.85%	9.81%	9.63%	10.02%
Common equity tier 1 capital ratio	19.50%	19.01%	18.60%	18.36%	19.29%
Tier 1 risk-based capital ratio	19.50%	19.01%	18.60%	18.36%	19.29%
Total risk-based capital ratio	20.51%	20.03%	19.67%	19.35%	20.38%

	As of June 30,
	2025		2024
	Balance	Rate(1)	Balance	Rate(1)
INVESTMENT SECURITIES:
Held to maturity (at cost):
U.S. SBA securities	$325	4.85%	$455	5.85%
U.S. government sponsored enterprise MBS	104,549	1.60	125,883	1.55
U.S. government sponsored enterprise CMO	4,525	2.72	3,713	2.16
Total investment securities held to maturity	$109,399	1.66%	$130,051	1.58%

Available for sale (at fair value):
U.S. government agency MBS	$1,082	4.90%	$1,208	3.89%
U.S. government sponsored enterprise MBS	446	6.66	553	6.59
Private issue CMO	79	5.78	88	6.17
Total investment securities available for sale	$1,607	5.43%	$1,849	4.81%
Total investment securities	$111,006	1.71%	$131,900	1.63%

(1)	Weighted-average yield earned on all instruments included in the balance of the respective line item.

PROVIDENT FINANCIAL HOLDINGS, INC.
Financial Highlights
(Unaudited - Dollars in Thousands)

	As of June 30,
	2025		2024
	Balance	Rate(1)	Balance	Rate(1)
LOANS HELD FOR INVESTMENT:
Mortgage loans:
Single-family (1 to 4 units)	$544,425	4.69%	$518,091	4.49%
Multi-family (5 or more units)	423,417	5.52	445,182	5.31
Commercial real estate	72,766	6.59	83,349	6.52
Construction	402	9.17	2,692	9.11
Other	89	5.25	95	5.25
Commercial business loans	1,267	9.59	1,372	10.50
Consumer loans	57	17.50	65	18.50
Total loans held for investment, gross	1,042,423	5.16%	1,050,846	5.02%

Advance payments of escrows	293		102
Deferred loan costs, net	9,453		9,096
Allowance for credit losses on loans	(6,424)		(7,065)
Total loans held for investment, net	$1,045,745		$1,052,979
Purchased loans serviced by others included above	$1,673	5.72%	$1,803	5.73%
(1)	Weighted-average yield earned on all instruments included in the balance of the respective line item.

	As of June 30,
	2025		2024
	Balance	Rate(1)	Balance	Rate(1)
DEPOSITS:
Checking accounts – noninterest-bearing	$83,566	—%	$95,627	—%
Checking accounts – interest-bearing	240,597	0.04	254,624	0.04
Savings accounts	230,610	0.28	238,878	0.18
Money market accounts	21,703	0.32	25,324	0.50
Time deposits	312,296	3.56	273,895	3.93
Total deposits(2)(3)	$888,772	1.34%	$888,348	1.29%

Brokered CDs included in time deposits above	$130,970	4.24%	$131,800	5.18%

BORROWINGS:
Overnight	$20,000	4.64%	$20,000	5.65%
Three months or less	5,000	5.33	33,000	5.34
Over three to six months	54,000	5.03	30,000	5.22
Over six months to one year	84,000	4.39	62,500	4.05
Over one year to two years	35,000	4.35	68,000	5.11
Over two years to three years	5,073	4.22	10,000	5.03
Over three years to four years	10,000	4.51	5,000	4.22
Over four years to five years	—	—	10,000	4.51
Over five years	—	—	—	—
Total borrowings(4)	$213,073	4.59%	$238,500	4.88%
(1)	Weighted-average rate paid on all instruments included in the balance of the respective line item.
(2)
Includes uninsured deposits of approximately $158.7 million (of which, $54.0 million are collateralized) and $122.7 million (of which, $9.0 million are collateralized) at June 30, 2025 and 2024, respectively.

(3)	The average balance of deposit accounts was approximately $37 thousand and $34 thousand at June 30, 2025 and 2024, respectively.
(4)
The Bank had approximately $282.3 million and $261.3 million of remaining borrowing capacity at the FHLB – San Francisco, approximately $142.5 million and $208.6 million of borrowing capacity at the FRB of San Francisco and $50.0 million and $50.0 million of borrowing capacity with its correspondent bank at June 30, 2025 and 2024, respectively.

PROVIDENT FINANCIAL HOLDINGS, INC.
Financial Highlights
(Unaudited - Dollars in Thousands)

	For the Quarter Ended		For the Quarter Ended
	June 30, 2025		June 30, 2024
	Balance	Rate(1)	Balance	Rate(1)
SELECTED AVERAGE BALANCE SHEETS:

Loans receivable, net	$1,053,554	4.97%	$1,060,173	4.84%
Investment securities	113,621	1.57	135,462	1.48
FHLB - San Francisco stock and other equity investments	10,294	8.12	9,891	8.45
Interest-earning deposits	30,742	4.40	27,826	5.39
Total interest-earning assets	$1,208,211	4.67%	$1,233,352	4.51%
Total assets	$1,238,691		$1,263,935

Deposits(2)	$898,485	1.33%	$898,357	1.27%
Borrowings	195,824	4.58	218,835	4.84
Total interest-bearing liabilities(2)	$1,094,309	1.91%	$1,117,192	1.97%
Total stockholders’ equity	$129,920		$131,141
(1)	Weighted-average yield earned or rate paid on all instruments included in the balance of the respective line item.
(2)
Includes the average balance of noninterest-bearing checking accounts of $87.5 million and $92.5 million during the quarters ended June 30, 2025 and 2024, respectively. The average balance of uninsured deposits of $125.8 million and $125.5 million in the quarters ended June 30, 2025 and 2024, respectively.

	Fiscal Year Ended		Fiscal Year Ended
	June 30, 2025		June 30, 2024
	Balance	Rate(1)	Balance	Rate(1)
SELECTED AVERAGE BALANCE SHEETS:

Loans receivable, net	$1,051,448	5.00%	$1,069,616	4.69%
Investment securities	121,399	1.53	144,466	1.43
FHLB - San Francisco stock and other equity investments	10,213	8.27	9,601	8.35
Interest-earning deposits	28,990	4.69	30,610	5.38
Total interest-earning assets	$1,212,050	4.67%	$1,254,293	4.36%
Total assets	$1,242,402		$1,284,948

Deposits(2)	$881,738	1.27%	$916,050	1.06%
Borrowings	216,290	4.59	221,368	4.58
Total interest-bearing liabilities(2)	$1,098,028	1.93%	$1,137,418	1.74%
Total stockholders’ equity	$130,664		$130,799
(1)	Weighted-average yield earned or rate paid on all instruments included in the balance of the respective line item.
(2)
Includes the average balance of noninterest-bearing checking accounts of $88.2 million and $97.3 million during the fiscal years ended June 30, 2025 and 2024, respectively. The average balance of uninsured deposits of $127.1 million and $135.7 million in the fiscal years ended June 30, 2025 and 2024, respectively.

ASSET QUALITY:

	As of	As of	As of	As of	As of
	06/30/25	03/31/25	12/31/24	09/30/24	06/30/24
Loans on non-accrual status
Mortgage loans:
Single-family	$948	$925	$2,530	$2,106	$2,596
Multi-family	466	470	—	—	—
Total	1,414	1,395	2,530	2,106	2,596

Accruing loans past due 90 days or more:	—	—	—	—	—
Total	—	—	—	—	—

Total non-performing loans (1)	1,414	1,395	2,530	2,106	2,596

Real estate owned, net	—	—	—	—	—
Total non-performing assets	$1,414	$1,395	$2,530	$2,106	$2,596
(1)	The non-performing loan balances are net of individually evaluated or collectively evaluated allowances, specifically attached to the individual loans.